Exhibit 10.2

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

MICROSOFT ARTIFICIAL INTELLIGENCE & RESEARCH GROUP

STRATEGIC COLLABORATION AGREEMENT

This Strategic Collaboration Agreement (this “Agreement”) is made and entered into as of the last signature date written below (the “Effective Date”) by and between Microsoft Corporation, a Washington corporation having its principal place of business at One Microsoft Way, Redmond, Washington, USA 98052 (“Microsoft“) and Adaptive Biotechnologies Corporation, a company having its principal place of business at 1551 Eastlake Ave E, Seattle, WA 98102 (“Adaptive”). Microsoft and Adaptive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.

Adaptive is a biotechnology industry pioneer and leader that focuses on combining high-throughput sequencing and expert bioinformatics capabilities to profile T-cell and B-cell receptors. Adaptive owns or has access to data that can be used to computationally derive T-cell receptor-antigen mappings.

B.

Microsoft is a worldwide technology company that develops, sells and otherwise makes available a wide variety of software applications, cloud services, machine learning technologies, and other products that affect the life sciences and healthcare industries.

C.

Adaptive and Microsoft desire to set forth the terms on which they intend to pursue their shared goal of computationally deriving T-cell receptor (“TCR”) to antigen mappings in order to create a comprehensive map for purposes of developing biological research, diagnostic or therapeutic applications (the “Project”). The Parties’ vision is that their collaboration will ultimately enable them to develop a universal diagnostic based on a single blood draw and TCR sequencing.

D.

To pursue the goals described above, Microsoft intends to provide reasonable machine learning, software and cloud services development support, including making Microsoft Research personnel with computational and machine learning domain expertise reasonably available to work with Adaptive on the collaboration project, and to develop the Immunomics AI Services (as defined in this Agreement), at no charge to Adaptive, in order to carry out activities under the Development Plan (as defined in this Agreement).

E.

To pursue the goals described above, Adaptive intends to provide data and immunomics, diagnostic and bioinformatics expertise, at no charge to Microsoft, in order to carry out activities under the Development Plan.

F.

Adaptive also intends, after a reasonable transition period and subject to the further terms and conditions set forth in this Agreement, to use Microsoft’s Azure cloud services to host all of its existing and new activities that are hosted on a public cloud service. Adaptive and Microsoft are entering into a commercial agreement regarding Adaptive’s use of Azure concurrently with this Agreement.

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AGREEMENT

In consideration of the terms of this Agreement and other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.    DEFINITIONS. The definitions of terms used in initially capitalized form in this Agreement are set forth in Exhibit A or elsewhere in this Agreement.

2.    DEVELOPMENT EFFORT.

2.1    Development Plan. The Parties have mutually agreed on the initial Development Plan incorporated in this Agreement as Exhibit B. The Parties’ Project Managers will review the Development Plan periodically, and upon mutual written agreement of the Parties’ Relationship Managers, the Parties may update the Development Plan to reflect the evolution of activities under the then-current Development Plan and add details regarding upcoming activities they intend to carry out under the Collaboration; provided, however, that in the event any such update to the Development Plan has the effect of amending, modifying or supplementing the terms of this Agreement, such update to the Development Plan must be approved in accordance with Section 12.12.

2.2    Good Faith Efforts to Carry Out Development Plan. The Parties will act in good faith during the Development Term to carry out the activities described in the Development Plan in accordance with the timelines it sets forth. Without limiting the foregoing, each Party will act in good faith to develop, procure and make available the technologies, data and/or other project components for which it is responsible under the Development Plan.

3.    PROJECT MANAGEMENT AND RELATIONSHIP MANAGEMENT

3.1    Project Management. Each Party will designate an individual to act as its project manager (“Project Manager”) with respect to the Collaboration and coordinate that Party’s activities under the Development Plan. The Parties’ Project Managers will schedule and conduct regular meetings to discuss the status of the activities under the Development Plan. Without limiting the foregoing, the Project Managers will:

(a)    review the Development Plan at least once every calendar quarter during the Development Term, and more frequently if requested by either Party;

(b)    recommend changes in the Development Plan as may be desirable to reflect any changes in the scope, objectives, tasks, responsibilities of each Party, schedule, or other aspects of the Collaboration;

(c)    coordinate the review and approval process regarding any publicity activities, publications or other communications regarding the Collaboration; and

(d)    prepare written reports on the status of activities under the Development Plan for review by the Relationship Managers at least once during each calendar quarter and more frequently if requested by either Party.

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3.2.    Relationship Management. Each Party will designate an individual to serve as that Party’s overall relationship manager for purposes of the Collaboration (each, a “Relationship Manager”). As of the Effective Date, the Relationship Managers are the individuals designated to perform such role in Exhibit C. Either Party may replace its Relationship Manager upon written notice to the other Party.

3.3    GTM Discussions. The Relationship Managers will meet at least twice per calendar year during the Development Term, or as otherwise mutually agreed, to discuss go to market (“GTM”) strategies applicable to products or services that result from the Collaboration. Adaptive will provide Microsoft with information about GTM strategies that Adaptive is considering in advance of execution of such strategies and will provide Microsoft an equitable opportunity to provide input to and participate in the development and execution of such GTM strategies; provided, however, that Adaptive will have the sole and exclusive right to make final determinations regarding GTM strategies. For clarity, the foregoing proviso does not modify or supersede any of the license terms or conditions set forth in this Agreement.

3.4    Dispute Resolution. The Parties will endeavor to resolve any dispute that arises under this Agreement by using the escalation procedures set forth in Exhibit C, subject to the exceptions described in Exhibit C.

4.    OWNERSHIP OF PROJECT MATERIALS, COLLABORATION OUTPUTS AND RELATED PROPRIETARY RIGHTS

4.1    Project Materials and Background Rights. Each Party owns and will retain all ownership rights in all Project Materials such Party uses or makes available for use in the Collaboration. Each Party also owns and will retain all ownership rights in such Party’s Background Non-Patent IP and Background Inventions.

4.2    Outputs of the Collaboration.

(a)    Adaptive will own (i) all Adaptive’s Outputs, (ii) all Foreground Non-Patent IP embodied or implemented in Adaptive’s Outputs, (iii) all Adaptive Foreground Inventions, and (iv) all Joint Foreground Inventions and Microsoft Foreground Inventions that (in each case) read on Adaptive’s Outputs or Microsoft’s Outputs.

(b)    Microsoft will own (i) all Microsoft’s Outputs, and (ii) all Foreground Non-Patent IP embodied or implemented in Microsoft’s Outputs.

4.3    Assignments of Rights.

(a)    Pursuant to Section 4.2(a), Microsoft hereby assigns and agrees to assign to Adaptive (i) all of Microsoft’s rights in any Foreground Non-Patent IP embodied or implemented in Adaptive’s Outputs, (ii) all Microsoft Foreground Inventions that read on Adaptive’s Outputs or Microsoft’s Outputs, and (iii) all Microsoft Patent Rights in Joint Foreground Inventions that read on Adaptive’s Outputs or Microsoft’s Outputs.

(b)    Pursuant to Section 4.2(b), Adaptive hereby assigns and agrees to assign to Microsoft all of Adaptive’s rights in any Foreground Non-Patent IP embodied or implemented in Microsoft’s Outputs.

(c)    Each Party will take all necessary steps, at such Party’s expense, to execute and deliver any instruments and take any other actions reasonably requested by the other Party to perfect the assignments of Non-Patent IP and Patent Rights contemplated by Sections 4.3(a) and (b), as applicable.

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(d)    For clarity, the assignments contemplated by this Section 4.3 are limited to the Foreground Non-Patent IP and Foreground Patent Rights expressly specified in Sections 4.3(a) and (b), as applicable. Assignments under this Section 4.3 do not and will not include any other Non-Patent IP or Patent Rights of the assigning Party, including without limitation in such Party’s Background Non-Patent IP and Background Inventions, even if these are included in or necessary for the assignee’s exploitation of Microsoft’s Outputs or Adaptive’s Outputs, as applicable.

(e)    Adaptive will be responsible for, and will have the sole and exclusive right to make final determinations regarding, the maintenance and prosecution of Microsoft Foreground Inventions and Joint Foreground Inventions assigned to Adaptive under Section 4.3(a), but Adaptive will consider Microsoft’s input regarding such maintenance and prosecution activities. Microsoft will provide such non-monetary assistance as Adaptive may reasonably request in connection with Adaptive’s preparing, filing, and prosecuting applications for Microsoft Foreground Inventions and Joint Foreground Inventions assigned to it under Section 4.3(a).

(f)    Neither Party will transfer to or grant to any Third Party any ownership of or rights or licenses in any Foreground Inventions or Foreground Non-Patent IP owned by that Party that prevent the other Party from practicing license rights granted to it under this Agreement or interfere with the other Party’s ability to fully exercise any such license rights.

5.    LICENSE GRANTS

5.1    Development Plan Activities. Each Party hereby grants to the other Party a non-exclusive, non-sublicensable, non-transferable (except as set forth in Section 12.2), worldwide, royalty-free, fully paid license under all of the granting Party’s Non-Patent IP and Patent Rights to exercise all rights necessary to carry activities under the Development Plan during the Development Term.

5.2    Microsoft Licenses to Adaptive. Microsoft hereby grants to Adaptive:

(a)    (i) An exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, full paid license, under Microsoft’s Foreground Non-Patent IP, for Adaptive’s internal research and development and to Commercialize Adaptive’s Outputs and Adaptive Offerings that use the Immunomics AI Services, all solely within the Field of Use; (ii) an exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, full paid license, under Microsoft’s Foreground Non-Patent IP, for Adaptive’s internal research and development and to Commercialize Adaptive’s Outputs and Adaptive Offerings that use Algorithms, all solely within the Project; and (iii) a non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, full paid license, under Microsoft’s Foreground Non-Patent IP, for Adaptive’s internal research and development and to Commercialize Adaptive’s Outputs and Adaptive Offerings that use Algorithms, all solely within the Field of Use outside of the Project;

(b)    A non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Microsoft’s Background Non-Patent IP, for Adaptive’s internal research and development and to Commercialize Adaptive’s Outputs and Adaptive Offerings that use Microsoft’s Outputs, all solely within the Field of Use; and

(c)    A non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Microsoft’s Background Inventions that are necessarily infringed by Microsoft’s Outputs, for Adaptive’s internal research and development and to Sell Adaptive’s Outputs and Adaptive Offerings that use Microsoft’s Outputs, all solely within the Field of Use.

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5.3    Adaptive Licenses to Microsoft. Adaptive hereby grants to Microsoft and its Affiliates:

(a)    An exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Adaptive’s Foreground Non-Patent IP, to Commercialize Microsoft’s Outputs as part of any and all Microsoft Offerings, all solely outside the Field of Use;

(b)    (i) An exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Adaptive Foreground Inventions, Joint Foreground Inventions and Microsoft Foreground Inventions, to Sell Microsoft’s Outputs as part of any and all Microsoft Offerings, all solely outside the Field of Use; and (ii) a non-exclusive, perpetual, nontransferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Adaptive Foreground Inventions, Joint Foreground Inventions and Microsoft Foreground Inventions, to Sell Algorithms as part of any and all Microsoft Offerings, all solely within the Field of Use outside the Project.

(c)    A non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Adaptive’s Background Non-Patent IP, to Commercialize Microsoft Outputs as part of any and all Microsoft Offerings, all solely outside the Field of Use;

(d)    A non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under Adaptive Background Inventions that are necessarily infringed by Microsoft’s Outputs, to Sell Microsoft Outputs as part of any and all Microsoft Offerings, all solely outside the Field of Use; and

(e)    A non-exclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, royalty free, fully paid license, under all Joint Foreground Inventions and Microsoft Foreground Inventions, for Microsoft’s internal research purposes only (including research within the Field of Use); provided, however, that such internal research may not be conducted in collaboration with any Third Party on any research substantially similar to the Project or used to assist any Third Party Commercialization of any Offerings for purposes or with the effect of circumventing Adaptive’s rights under Sections 4 and 5 or in any manner that would not comply with Section 6.5; and provided further that following the Development Term, the foregoing license may not be used by Microsoft for research substantially similar to the Project.

5.4    Modified and New License Grants Arising from Certain Circumstances. Upon consummation of a Corporate Event in which [***] or any Affiliate of the foregoing is the counter-party:

(a)    the exclusive licenses granted by Microsoft under Section 5.2(a)(i) and (ii) will automatically become non-exclusive (and, for clarity, this license will remain limited to the Field of Use);

(b)    Adaptive will automatically be deemed to grant to Microsoft and its Affiliates a nonexclusive, perpetual, non-transferable (except as set forth in Section 12.2), irrevocable, worldwide, fully paid, royalty free, fully paid up, license (i) under Adaptive’s Foreground Non-Patent IP and Adaptive’s Background Non-Patent IP, to Commercialize the Computational Models as part of any and all Microsoft Offerings (i.e., whether or not in the Field of Use), and (ii) under Adaptive Foreground Inventions, Joint Foreground Inventions, Microsoft Foreground Inventions, and Adaptive Background Inventions, to Sell the Computational Models as part of any and all Microsoft Offerings (i.e., whether or not in the Field of Use); and

(c)    The limitations regarding Microsoft research activities after the Development Term in the final clause of Section 5.3(e) will no longer apply.

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Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.5    Enforcement Rights under Exclusive Licenses. The exclusive licenses granted to each Party under this Agreement will provide the licensed Party with an exclusive right to enforce the licensed rights within the scope of its exclusive licenses against infringers at its own cost and expense, and the Party that is the licensor agrees to join enforcement actions (at the licensed Party’s expense) if the licensor Party is a necessary party to bring such an action.

5.6    Protection of Licenses in Bankruptcy. The Non-Patent IP and Patent Rights referenced in Section 4 are intellectual property, and the licenses granted in this Section 5 are licenses to intellectual property, under the Bankruptcy Law. In the event of any proceeding for the bankruptcy, reorganization, or protection of either Party or any of their Affiliates under any applicable Bankruptcy Law, the licenses granted under this Section 5 will be subject to Section 365(n) of the United States Bankruptcy Code and any corresponding or similar provision for the protection of licensees of intellectual property under any other Bankruptcy Laws. If any debtor-in-possession, trustee, or similar authority rejects, cancels, or similarly acts with respect to this Agreement under any applicable Bankruptcy Law, the licensed Party may elect to retain its rights under the applicable license terms in this Section 5 as provided for in Section 365(n) of the United States Bankruptcy Code or any corresponding or similar provision under any other applicable Bankruptcy Law.

5.7    Reservations of Rights. Except to the extent expressly set forth in this Agreement, this Agreement does not assign, grant or otherwise transfer, whether by implication, estoppel or otherwise, any license or other right in, to or under any Non-Patent IP or Patent Rights of either Party. All rights not expressly granted in this Agreement are reserved. Without limiting the generality of the foregoing:

(a)    except for the licenses in Section 5, and the assignments in Section 4, each Party reserves all of its right, title and interest in and to its Project Materials, Non-Patent IP and Patent Rights;

(b)    Nothing contained in this Agreement will be construed as:

(i)    a warranty or representation by either Party as to the validity, enforceability, and/or scope of any Patent Rights or Non-Patent IP; or

(ii)    imposing upon either Party any obligation to institute any suit or action for infringement of any Patent or Non-Patent IP, or to defend any suit or action brought by a Third Party against such Party which challenges or concerns the validity, enforceability, or scope of any Patent or Non-Patent IP; and

(c)    except as may be expressly agreed upon by the Parties with respect to any press release or other publicity activities conducted pursuant to Section 7.3, neither Party grants any license or other right in or to any of its Trademarks under this Agreement, and neither Party will use any Trademark of the other Party in any publicity, advertising or other promotional activities without the prior written consent of such other Party, provided that the foregoing does not restrict any right that either Party may have under Applicable Laws to make accurate, descriptive and nominative references to the other Party’s Trademarks.

6.    EXCLUSIVITY AND CLOUD SERVICES COMMITMENTS

6.1    Azure Commercial Agreement. Following the Parties’ entry into this Agreement, Microsoft and Adaptive plan to enter into separate commercial agreements regarding Adaptive’s purchase of Azure Services (the “Commercial Agreement”), which include standard volume pricing terms and a minimum Azure consumption requirement. Nothing in this Agreement will be deemed to modify or supersede the terms of the Commercial Agreement.

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6.2    Exclusive Use of Azure. Adaptive agrees that throughout the Development Term and, if longer, until the seven (7) year anniversary of the Effective Date, all Collaboration activities that use a cloud service (including the Immunomics AI Services) will use Azure exclusively, subject to Adaptive’s right to terminate the Commercial Agreement for breach or non-performance as set forth in the Commercial Agreement. In addition, Adaptive agrees to ensure that on a reasonably expedient schedule, and in any event within no more than eighteen (18) months after the Effective Date, all activities for which Adaptive uses any cloud (or “hosted”) service, including both new and ongoing Adaptive activities that use a cloud service (regardless of whether such activities are related to the Collaboration), will use Azure exclusively, subject to Adaptive’s right to terminate the Commercial Agreement for breach or nonperformance as set forth in the Commercial Agreement. Accordingly, Adaptive will wind down any existing agreements it may have with other cloud service providers within eighteen (18) months after the Effective Date. Notwithstanding anything to the contrary in this paragraph, (a) Adaptive’s obligation to use Azure exclusively does not apply to applications or services that Adaptive acquires from Third Parties for which the Third Party provider controls selection of the cloud services provider that hosts such application or service (e.g., Salesforce or MerrillEdge applications or services) and (b) in the event that Adaptive acquires another entity or the assets thereof, whether by merger, purchase of equity or assets or otherwise, Adaptive shall have a period of eighteen (18) months following the closing of such acquisition to wind down any existing agreements such other entity may have with other cloud service providers. Further, Adaptive will not, and will not authorize any Third Party to, promote, market or otherwise publicly discuss Adaptive’s use of any Third Party cloud service provider to host any Adaptive Offering after the Effective Date.

6.3    Exclusive Use of Immunomics AI Services by Adaptive. Adaptive agrees that throughout the Development Term it (a) will use the Immunomics AI Services exclusively for TCR-antigen mapping in connection with any Adaptive Offering developed as a direct result of the Collaboration and for which use of services similar to the Immunomics AI Services is relevant and (b) will not sublicense its rights under Sections 4 and 5 hereof for the purpose of circumventing the foregoing clause (a). The Parties anticipate that the Immunomics AI Services will be relevant (and therefore Adaptive will use exclusively the Immunomics AI Services pursuant to the previous sentence) in connection with any diagnostic applications for one or a set of medical conditions developed as a direct result of the Collaboration (“Diagnostic Products”). The Parties anticipate that the Immunomics AI Services may also be relevant to some (but not the preponderance of) therapeutic applications for one or a set of medical conditions developed as a direct result of the Collaboration (“Therapeutic Products”), and that Adaptive will use the Immunomics AI Services exclusively in all relevant Therapeutic Products cases but that Adaptive will also make available Therapeutic Products that do not use the Immunomics AI Services or any similar services. Notwithstanding anything to the contrary in this Section 6.3, if Adaptive identifies alternative services that it reasonably determines would provide superior business or technical performance, as compared to the Immunomics AI Services, in connection with one or more Adaptive Offerings developed as a direct result of the Collaboration and for which such services are relevant, Adaptive may notify Microsoft in writing of the information and analysis on which Adaptive has based such a determination (an “Alternative AI Service Notice”). If Adaptive delivers an Alternative AI Service Notice to Microsoft, the Parties’ Relationship Managers will promptly meet to discuss the information and analysis it contains and, if the Parties agree that Microsoft cannot reasonably cause the Immunomics AI Services to provide at least equivalent business and technical performance to the alternative services identified by Adaptive for the particular use identified in the Alternative AI Service Notice (the “Target Use”), within one hundred twenty (120) days (or such other time period as the Parties may agree is commercially reasonable), Adaptive may thereafter use alternative services in place of the Immunomics AI Services for the Target Use (as used by applicable Adaptive Offerings) notwithstanding the terms of this Section 6.3.

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6.4    Exclusive Use of Azure for Diagnostic Products. Adaptive agrees to host each Diagnostic Product exclusively on Azure throughout the Development Term and the five (5) year period immediately following the Development Term, subject to Adaptive’s right to terminate the Commercial Agreement for breach or non-performance as set forth in the Commercial Agreement.

6.5    Microsoft and Adaptive Business Exclusivity Commitments. Microsoft and Adaptive each agree that during the Development Term, neither such Party nor any of such Party’s Affiliates will enter into any collaboration agreement or other arrangement, with any Third Party under which such Party or any of such Party’s Affiliates agrees to provide custom services in support of any project that is substantially similar to the Project. For clarity, this paragraph does not limit either Party’s right to enter into, maintain and perform in accordance with Ordinary Course Relationships with any and all Third Parties, including Third Parties that may be undertaking projects in mapping TCR-antigen associations, provided that each Party will not disclose or provide any of the other Party’s Confidential Information to any Third Parties except in accordance with the NDA and the terms of Section 7 of this Agreement and provided further that such Ordinary Course Relationships are consistent with each Party’s rights set forth in Sections 4 and 5 hereof. As used herein, “Ordinary Course Relationships” with respect to Microsoft means Microsoft’s provision of on-premises software, Azure, Office 365 and other cloud services, and associated updates, upgrades, technical support, general research and consulting services (including in the fields of artificial intelligence and machine learning not substantially similar to the Project). Adaptive acknowledges that Microsoft has estimated that as of the Effective Date, it provides Offerings under Ordinary Course Relationships to more than 150,000 life sciences and health care entities. As used herein, “Ordinary Course Relationships” with respect to Adaptive means Adaptive’s ordinary course agreements, licenses, arrangements and relationships with pharmaceutical companies, therapeutics companies, diagnostics companies, clinical laboratory companies, academic and research institutions and governmental bodies, agencies and institutions that are, in each case, not substantially similar to the Project.

7.    CONFIDENTIALITY; PUBLICITY AND RELATED ACTIVITIES

7.1    Application of NDA. Subject to the license rights expressly set forth in this Agreement, any disclosures, information or documents made or shared between the Parties under this Agreement will be governed by the NDA. The terms of the NDA are incorporated in this Agreement by reference and will apply to all Confidential Information (as defined in the NDA) exchanged between the Parties in connection with this Agreement. In addition, the terms of, and any discussions or negotiations in connection with, this Agreement are Confidential Information for purposes of the NDA. In the event of any conflict between any provision of this Agreement and any provision of the NDA, the provision of this Agreement will control. If the NDA is terminated during the Development Term, it will nonetheless continue in effect for the purposes of this Agreement for the remainder of the Development Term and the survival period set forth in Section 11.5 below.

7.2    Data Privacy & Security. No Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996), other than the Protected Health Information necessary for a Party to carry out the Collaboration, will be provided by a Party to the other Party under this Agreement. If Adaptive intends to makes any Protected Health Information available to Microsoft for use in the Collaboration, Adaptive will first notify Microsoft of such intent and provide documentation

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of: (i) the source of the data, (ii) any required consents, approvals and authorizations necessary for Microsoft to have access to or use such Protected Health Information in the Collaboration, and (iii) any security, privacy, use restrictions or other requirements that would apply to Microsoft’s access to or use of such Protected Health Information. Microsoft may elect to accept or not to accept receiving access to the proposed Protected Health Information following its review of such documentation. For clarity, Adaptive is not required to follow the advance notice process described in this paragraph in order to provide to Microsoft, for use in the Collaboration, anonymous sequencing data (which data must not include any data that could enable the sequencing data to be linked to Protected Health Information of a donor). Microsoft covenants and agrees that it will not store, process or otherwise take any action with respect to data under the Collaboration that causes Adaptive to be subject to the data privacy or data security laws of any jurisdiction other than the United States of America, without Adaptive’s prior written consent.

7.3    Approval Required for Publicity Activities. Neither Party will: (a) issue any press release or make any public statement of any kind about or related to this Agreement or the Collaboration without the express prior written consent of the other Party; or (b) use the other Party’s name or Trademark for any purpose without the other Party’s written consent. Subject to the foregoing, the Parties intend to collaborate on publicity upon entering into this Agreement, including by cooperating to issue a jointly-approved announcement of the overall strategic intent of this Agreement that includes CEO-level quotes from each Party, and a statement by Adaptive that Azure is the exclusive cloud service that Adaptive plans to use for its scientific and commercial activities.

8.    REPRESENTATIONS AND WARRANTIES

8.1    General. Each Party represents, warrants and covenants to the other Party that:

(a)    It has all necessary rights, power and authority to enter into and perform under this Agreement in accordance with its terms;

(b)    It has not granted, and will not grant, any rights to any Third Party that would conflict with the terms of this Agreement;

(c)    It has not entered into, and will not enter into, any agreement that would conflict with the terms of this Agreement;

(d)    the individual signing this Agreement on its behalf has authority to bind it to this Agreement: and

(e)    Except as otherwise disclosed by Adaptive to Microsoft in the Disclosure Schedule, as defined in that certain Series F-1 Preferred Stock Purchase Agreement, of even date herewith, by and between Adaptive, Microsoft and the other parties thereto, it has no knowledge (and has not been notified) of any allegation (or facts that would support an allegation) of any infringement or misappropriation of any Third Party Non-Patent IP or Patent Rights by any Project Material that it contemplates providing for use in the Collaboration (either in its standalone form or in the use contemplated under this Agreement).

8.2    Compliance with Laws. In addition to the representations, warranties and covenants set forth in Section 8.1,

(a)    each Party represents, warrants and covenants to the other Party that it will comply with all Applicable Laws in connection with its performance under this Agreement;

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(b)    without limiting the foregoing, Adaptive represents, warrants and covenants that (i) if it makes any personal data available for use in the Collaboration, including any individually identifiable health information, Adaptive will have obtained all consents, approvals, authorizations, permits and waivers required by Applicable Laws to make such personal data available for such use, and (ii) Adaptive’s provision and use of personal data under this Agreement will in all cases be in accordance with all Applicable Laws; and

(c)    without limiting the foregoing, Microsoft covenants and agrees that if Adaptive makes any Protected Health Information available for use in the Collaboration in accordance with Section 8.2(b), Microsoft will use such Protected Health Information in all cases in accordance with all Applicable Laws.

8.3    Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.    DEFENSE AND INDEMNIFICATION OF CLAIMS

9.1    Indemnification. Each Party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other Party, its Affiliates, and their respective successors, directors, officers, employees and agents (each as the “Indemnified Party”) from and against all Claims to the extent that any such Claim is brought against the Indemnified Party and arises out of or relates to (a) any breach by the Indemnifying Party of any representation, warranty or covenant set forth in Section 8; or (b) the negligent or willful acts or omissions of the Indemnifying Party or its agents or contractors resulting in any bodily injury or death to any person or loss, disappearance or damage to tangible or intangible property.

9.2    Indemnification Procedures. Neither Party will have liability under Section 9.1 to the other Party to the comparative extent that Claims result from the negligent or willful acts of the other Party. As a condition of its rights under Section 9.1, the Indemnified Party will provide the Indemnifying Party with reasonably prompt notice of an indemnifiable Claim under this Section 9; permit the Indemnifying Party to solely control the defense and settlement of the Claim; and provide the Indemnifying Party with reasonable information and assistance to help the Indemnifying Party defend the Claim at the Indemnifying Party’s expense. Any Indemnified Party will have the right to employ separate counsel and participate in the defense of any such Claim at its own expense.

9.3    Acknowledgment of Fault and Settling Claims. Neither Party will stipulate, admit or acknowledge any fault or liability on the part of the other without the other’s prior written consent. Neither the Indemnifying Party nor the Indemnified Party (if it has tendered the Claim for indemnity) will settle any indemnifiable Claim under this Section 9 or publicize any settlement without the other Party’s prior written consent.

10.    LIMITATIONS OF LIABILITY

10.1    Exclusion of Certain Damages. SUBJECT TO SECTION 10.3, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER (INCLUDING LOSS OF PROFITS) RELATING TO THIS AGREEMENT OR THE COLLABORATION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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10.2    Damages Cap. EXCEPT FOR THE EXCLUSIONS IN SECTION 10.3, THE MAXIMUM, TOTAL, AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER, AND TO ANY THIRD PARTY, FOR ANY AND ALL CLAIMS OR LIABILITIES ARISING UNDER THIS AGREEMENT IS $1,000,000 U.S. DOLLARS OR, IN THE EVENT OF A BREACH OF SECTION 8.2, $5,000,000 U.S. DOLLARS.

10.3    Exclusions. Sections 10.1 and 10.2 do not apply to:

(a)    any infringement or misappropriation of a Party’s Non-Patent IP or Patent Rights by the other Party;

(b)    any breach by either Party of its obligations set forth in Section 7; or

(c)    either Party’s obligations under Section 9.

10.4    Failure of Essential Purpose. If any remedy under this Agreement is determined to have failed of its essential purpose, all limitations of liability and exclusions of damages will remain in effect to the maximum extent permitted by Applicable Laws.

11.    TERM AND TERMINATION

11.1    Term. This Agreement will be effective on the Effective Date and will continue until the seven (7)-year anniversary of the Effective Date, unless otherwise terminated pursuant to the terms of this Agreement or extended by written mutual agreement of the Parties (such period, the “Development Term”). If, during the period beginning on the date twelve (12) months before the end of the Development Term and ending on the date six (6) months before the end of the Development Term, either Party notifies the other Party in writing of its desire to extend the Development Period, the Relationship Managers and Project Managers for each Party shall meet within thirty (30) days following delivery of such written notice and discuss in good faith potential extension of the Development Term.

11.2    Mutual Termination. The Parties may mutually agree in writing to terminate this Agreement at any time.

11.3     Termination for Material Breach. In the event that one Party (as the “Non-Performing Party”) materially breaches or materially fails to perform its obligations under this Agreement, and fails to cure such material breach or fails to perform such obligations within thirty (30) days after receipt of written notice by the other Party, then the other Party may immediately terminate this Agreement upon written notice to the Non-Performing Party. For the avoidance of doubt, failure to achieve technical milestones described in the Development Plan will not be deemed a material breach or a material failure to perform obligations, provided that good faith efforts were exercised by the Party accused of such breach or failure. Microsoft may also terminate this Agreement upon thirty (30) days written notice to Adaptive if Microsoft terminates for cause the letter agreement being entered into by the Parties concurrent with this Agreement that contains Adaptive’s minimum guaranteed amounts.

11.4    Wrap Up. In the event of any termination or expiration hereunder, the Parties mutually agree in good faith to (i) promptly cooperate in winding down all Collaboration activities and completing all assignment-related activities contemplated by Section 4.3, and (ii) destroy or return to each other all Confidential Information in one Party’s possession or control that is owned solely by the other Party and not licensed to such one Party with rights that survive termination or expiration of this Agreement, and, if requested in writing by the other Party, provide a written certificate confirming compliance with this clause (ii) within sixty (60) days of termination or expiration.

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11.5    Survival.

(a)    If Adaptive terminates this Agreement under Sections 11.3, (i) the licenses set forth in Sections 5.2 and 5.3 will remain in effect in accordance with their terms, and (ii) Section 6.5 will remain in effect through the end of the original Development Term (disregarding the termination of such Development Term pursuant to Section 11.3), after which it will cease to apply.

(b)    If Microsoft terminates this Agreement under Sections 11.3, (i) the exclusive license granted by Microsoft under Section 5.2(a)(i) and (ii) will automatically become non-exclusive (and, for clarity, this license will remain limited to the Field of Use) and the licenses set forth in Sections 5.2(a)(iii), 5.2(b), 5.2(c) and 5.3 will remain in effect in accordance with their terms; (ii) Adaptive will automatically be deemed to grant to Microsoft the license described in Section 5.4(b), and (iii) Sections 6.2, 6.3 and 6.4 will remain in effect through the end of the original Development Term (disregarding the termination of such Development Term pursuant to Section 11.3), after which they will cease to apply.

(c)    Upon any other expiration or termination of the Development Term (i.e., where neither Party has terminated this Agreement under Sections 11.3), the licenses set forth in Sections 5.2 and 5.3 will remain in effect in accordance with their terms.

(d)    Upon any expiration or termination of the Development Term, the following designated Sections of the Agreement will also survive, and all other Sections of the Agreement will terminate except as specified in Sections 11.5(a), (b) or (c) (as applicable): Sections 4, 7, 8, 9, 10, 11.4, 11.5, and 12, as well as Exhibit A to the extent applicable to the foregoing Sections.

12.    MISCELLANEOUS

12.1    No Obligation/Independent Development. Except as expressly set forth in Sections 6.2 through 6.5, and with respect to exclusive licenses granted under Section 5 (subject to the terms of Sections 5.4 and 11.5), this Agreement is nonexclusive and does not limit either Party’s independent development, marketing, commercialization or other use of any technologies, services or products, provided that any independent development is carried out without use of any Foreground Non-Patent IP or the other Party’s Project Materials or Confidential Information. Additionally, subject to Sections 6.2 through 6.5, this Agreement does not restrict either Party from licensing to any Third Party its respective Background Patent Rights and Background Non-Patent IP without any approval or any compensation to the other Party. Nothing in this Agreement will be deemed to require either Party to engage in any efforts or activities to Commercialize products or services conceived or developed under the Collaboration.

12.2    Assignment. This Agreement may not be assigned or otherwise transferred by either Party, nor, except as expressly provided herein, may any right or obligation hereunder be assigned or transferred to a Third Party (excluding, for clarity, any assignment or deemed assignment by Adaptive in connection with a Corporate Event) without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned. Any assignment without such prior written consent will be null and void and of no legal effect. If such assignment is permitted, the assignee will be responsible for and perform all obligations and duties of the assignor pursuant to and in accordance with the terms and conditions of this Agreement.

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12.3    Notices. All notices and requests in connection with this Agreement are deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and will be addressed to the receiving Party in accordance with the notice information set forth below the signature block of this Agreement. Each Party may change the persons to whom notices will be sent by giving prior notice to the other.

12.4    Compliance with Laws. Each Party will comply with all Applicable Laws, including privacy and U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions issued by the U.S. and other governments.

12.5    Relationship of Parties. The Parties are independent contractors. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. Nothing in this Agreement will be construed to create a partnership, joint venture, employment or agency relationship between the Parties.

12.6    Construction. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the Parties will deem the provision to be modified to the extent necessary to allow it to be enforced to the extent permitted by law. If it cannot be so modified, the provision will be deleted from this Agreement, and the remainder of this Agreement will continue to be binding and enforceable according to its terms. Lists of examples following “including”, “e.g.”, “for example”, or the like are interpreted to include “without limitation,” unless qualified by words such as “only” or “solely.” This Agreement will be interpreted according to its plain meaning without presuming that it should favor either Party.

12.7    Third Party Beneficiaries. This Agreement is for the benefit of, and will be enforceable by, the Parties only. It is not intended to confer any right or benefit on any Third Party.

12.8     Governing Law; Jurisdiction and Venue. The laws of the State of Washington govern this Agreement. In the event of any dispute, if federal jurisdiction exists, the Parties consent to exclusive jurisdiction and venue in the federal courts of the Western Washington, and if not, the Parties consent to exclusive jurisdiction and venue in the courts located in King County, Washington. The provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods do not apply. Both Parties waive all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either Party in the manner authorized by applicable law or court rule. If either Microsoft or Adaptive employs attorneys to enforce any rights arising out of or relating to this Agreement, the substantially prevailing Party will be entitled to recover its costs, including reasonable attorneys’ fees.

12.9    Taxes. Each Party will be responsible for the payment of its own tax liability arising from entry into or performance under this Agreement or any activities contemplated by it.

12.10     Compliance with Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties hereto will be subject to all laws, present and future, of any government entity having jurisdiction over the Parties hereto, and to orders, regulations, directions or requests of any such government entity.

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12.11    Use of Contractors. If a Party uses any Third Party contractors in performance under this Agreement, such Party will take all necessary steps to have such contractors comply with all terms and conditions of this Agreement, including without limitation confidentiality, and will be responsible for the breach of this Agreement by any such contractor. Each Party will require that its Third Party contractors assign to it all right, title and interest in any work product, materials, data and intellectual property rights created by such Third Party contractor in connection with activities under the Collaboration.

12.12    Modification; Waiver. This Agreement may be modified, amended, or altered, or any rights under this Agreement waived, only by a written instrument signed by a duly authorized representative of each Party. The waiver of any breach or default will not constitute a waiver of any other right under, or any subsequent breach or default of, this Agreement.

12.13    Entire Agreement. This Agreement (together with the NDA and each exhibit attached hereto, each of which is incorporated herein by this reference) constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and merges and supersedes any and all prior or contemporaneous, electronic, oral, or written agreements, understandings, representations, negotiations, discussions, communications, or proposals, whether implied or express.

12.14    Counterparts; Electronic Signature Process. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by electronic means.

[Remainder of page left blank intentionally.]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement by each of their duly authorized representatives and it will be effective as of the Effective Date.

ADAPTIVE BIOTECHNOLOGIES CORPORATION	MICROSOFT CORPORATION

Signature:	/s/ Chad M. Robins	Signature:	/s/ Peter K. Lee

Print Name:	Chad M. Robins	Print Name:	Peter K Lee

Print Title:	CEO & Co-Founder Adaptive Biotechnologies	Print Title:	CVP, Microsoft Research

Signature Date:	12/8/17	Signature Date:	December 11, 2017

Notice and Contact Information

Address:	1551 Eastlake Ave E Seattle, WA 98102 U.S.A.	Address:	One Microsoft Way Redmond, WA 98052 U.S.A.

Business Contact:	Business Contact:

Phone Number:	Phone Number:

Fax Number:	Fax Number:

E-Mail Address:	E-Mail Address:

All legal notices must also be sent to the address above, attention General Counsel, Gene DeFelice.	All legal notices must also be sent to the address above, attention Deputy General Counsel, Artificial Intelligence & Research Group.

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EXHIBIT A

Definitions

Initially capitalized terms used in this Agreement will have the meanings set forth in this Exhibit A or as otherwise specified in the Agreement, including its Exhibits.

“Adaptive’s Outputs” means (a) the Input Data and (b) all Computational Models developed, authored, or otherwise created by the Parties’ employees, agents, or contractors individually or jointly as part of the Collaboration.

“Affiliate” means any legal entity that Controls, is Controlled by, or is under common Control with a Party or other specified entity. An entity will be deemed an “Affiliate” of the applicable Party or specified entity only so long as such Control exists.

“Algorithm” means a computational specification and associated software for data processing and calculations that takes Input Data and generates and executes Computational Models.

“Applicable Laws” means all applicable international, federal, state and local laws, ordinances, regulations, orders and other legal requirements, now or hereafter in effect, of governmental authorities having jurisdiction.

“Azure Services” or “Azure” means one or more of the Microsoft services and features identified at http://azure.microsoft.com/en-us/, and any updates, new versions and successors to such services or features.

“Claim” means any lawsuit, action, proceeding, investigation by any governmental authority, demand, or other claim by any Third Party, together with any related cash liabilities, damages, costs, and expenses (including attorneys’ fees).

“Collaboration” means all activities undertaken by the Parties, separately or jointly, pursuant to this Agreement.

“Commercialize” means to use, copy, reproduce, sell, offer to sell, import, display, distribute, license, translate, publicly display, publicly perform, create derivative works of, broadcast, transmit, rent, lease, lend and otherwise exploit Non-Patent IP within the scope specified in an applicable provision of this Agreement. Any license granting the right to Commercialize Non-Patent IP includes the right for the licensee to grant sublicenses to vendors or contractors solely for purposes of the authorized Commercialization.

“Computational Model” means a mathematical representation, generated by applying Algorithms to Input Data, of various mappings or predictions of interest related to TCR-antigen associations.

“Control” means, as to an entity or person, owning a majority of the outstanding equity interests of such entity or person or having the right (whether or not contingent) to control the appointment of a majority of the directors or officers of such entity or person or to otherwise manage or direct the operations of such entity or person.

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“Corporate Event” shall have the meaning set forth in Adaptive’s Amended and Restated Articles of Incorporation, as in effect on the date hereof.

“Development Plan” means the document attached as Exhibit B that describes the activities to be carried out as the Collaboration, or such updated or modified version of such document as may be mutually approved by the Parties in accordance with Section 2.1.

“Field of Use” means diagnostics, therapeutics, or immunological research.

“Immunomics AI Services” means software and cloud-hosted services that use the Algorithms and Computational Models to implement and execute applications. For clarity, Immunomics AI Services do not include Algorithms.

“Input Data” means TCR, antigen, and binding information, as well as any associated metadata or clinical data such as patient medical records, in each case as owned, developed or licensed by Adaptive or which Adaptive otherwise has the right to use.

“Microsoft’s Outputs” means the Immunomics AI Services and all Algorithms developed, authored, or otherwise created by the Parties’ employees, agents, or contractors individually or jointly as part of the Collaboration.

“NDA” means the Non-Disclosure Agreement entered into between the Parties dated July 21, 2017, as set forth in Exhibit D.

“Non-Patent IP” means all intellectual property rights worldwide, existing under statute or at common law or equity, in force or recognized now or in the future, with the exceptions of Patent Rights and Trademarks. Non-Patent IP includes, without limitation (except as set forth in the foregoing sentence): (a) copyrights, trade secrets, and mask works; (b) any application or right to apply for these rights; (c) all renewals, extensions, and restorations of these rights; and (d) any other intellectual property rights in data or research materials.

“Background Non-Patent IP” means all Non-Patent IP owned or controlled by a Party or its Affiliates that is (i) developed, authored, obtained or acquired before the Effective Date (together with any improvements, modifications or derivatives of the foregoing developed, authored, obtained or acquired after the Effective Date and arising from the Collaboration), or (ii) developed, authored, obtained or acquired independently from the Collaboration. For clarity, Computational Models will not be deemed to be derivatives of the Algorithms that generate them.

“Foreground Non-Patent IP” means all Non-Patent IP developed or authored by the Parties’ employees, agents, or contractors individually or jointly as part of the Collaboration, but excluding any Background Non-Patent IP.

“Offering,” as to either Party, means any technology, service, product or component of any of the foregoing, including internal, preview, pre-release and generally available versions; any specification or other proposal for any such technology, service, product or component; and any documentation for any such technology, service, product or component.

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“Patent Rights” means all patent rights worldwide, existing under statute or at common law or equity, in force, or recognized now or in the future, including: (a) patents or applications, inventions, and designs; and (b) any applications, registrations or rights to apply for the foregoing rights, and all renewals, extensions, continuations, divisionals, re-issues, and restorations.

“Background Inventions” means Patent Rights owned or controlled by a Party or its Affiliates that are (i) developed, conceived, reduced to practice, obtained or acquired before the Effective Date (together with any improvements and modifications of the foregoing developed, conceived, reduced to practice, obtained or acquired after the Effective Date and arising from the Collaboration), or (ii) developed, conceived, reduced to practice, obtained or acquired independently from the Collaboration. For clarity, Computational Models will not be deemed to be improvements or modifications of the Algorithms that generate them.

“Adaptive Foreground Inventions” means Patent Rights developed, conceived or reduced to practice solely by Adaptive’s employees, agents, or contractors as part of the Collaboration, but excluding any Background Inventions.

“Joint Foreground Inventions” means Patent Rights developed, conceived or reduced to practice jointly by one or more of Adaptive’s employees, agents, or contractors and one or more of Microsoft’s employees, agents, or contractors as part of the Collaboration, but excluding any Background Inventions.

“Microsoft Foreground Inventions” means Patent Rights developed, conceived or reduced to practice solely by Microsoft’s employees, agents, or contractors as part of the Collaboration, but excluding any Background Inventions.

“Project Materials” means all pre-existing (i.e., not created or developed under the Development Plan) technologies, tools, materials and data that are provided by either Microsoft or Adaptive for use in the Collaboration, excluding any Background Non-Patent IP and any Background Inventions.

“Sell” means to make, have made, use, sell, offer to sell and import under the applicable Patent Rights within the scope specified in an applicable provision of this Agreement.

“Third Party” means a person or entity that is not an Affiliate of a Party.

“Trademark” means any word, phrase, name, trade name, trademark, logo, brand, trade dress, acronym, symbol, emblem or other identifier that identifies and distinguishes the source of goods or services associated therewith.

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EXHIBIT B

Development Plan

Collaborative Development Plan for

The Microsoft/Adaptive Biotechnologies TCR-Antigen Map Project

Vision

We aim to translate the scale and precision of the adaptive immune system to diagnose and treat disease. More specifically, we seek to develop a universal disease diagnostic based on a single blood draw and T-cell Receptor (TCR) sequencing.

Problem

[***] Adaptive has technologies for sequencing TCRs at scale, and has initial demonstration that the TCR repertoire is predictive of infection with certain pathogens and cancers, as well as predictive of responses to certain antigens. However, the existing predictive models are limited in scope (order 10 antigens, and single infections) and their accuracy is not high enough for clinical use.

Solution

[***]

Operational Governance

Executive Sponsors. Peter Lee (MSFT), Chad Robins (Adaptive)

Project Managers. Desney Tan and Jonathan Carlson (MSFT), Sean Nolan and Harlan Robins (Adaptive)

Specific named individuals may change over time as appropriate to support success of the project.

Roles and Responsibilities. Adaptive will provide Immunology expertise and drive data acquisition; Microsoft will provide Machine Learning (ML) expertise and drive algorithmic and software development. Data acquisition may include acquisition of samples, TCR sequencing, and related bioinformatic and infrastructure software. Adaptive will grant Microsoft access to existing TCR, binding and clinical data, and the two teams will work together to develop a data acquisition strategy. Microsoft will provide ML algorithm development and cloud-based services that ingest TCR sequences and output diagnostic and/or antigen binding predictions. We expect that data acquisition will adapt to the needs of the ML models over time. As appropriate during the course of the project, Adaptive and Microsoft will collaboratively determine milestones, target diseases and use cases, and go-to-market strategies.

The Adaptive technical team will initially be made up of [***] including lab, computational biology and software resources. This project will represent a significant portion of Adaptive’s portfolio; additional laboratory and other resources are envisioned to be committed.

The Microsoft technical team will comprise a combination of dedicated researchers and engineers spending the majority of their energy on the TCR-Antigen Mapping Project, as well as a larger set of internal collaborators adding specific expertise at appropriate points in the project. The team is expected to [***]. Additionally, Microsoft intends to mobilize non-technical Microsoft resources, including marketing and communications, business development, privacy and compliance, as well as field and sales teams.

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Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

The above is for planning purposes only and subject to ongoing assessment and adjustment as the project proceeds.

Communications and Cadence. Communication will be broadly encouraged at all levels of the project and teams. To facilitate, we anticipate frequent in-person meetings among the principals, and regular meetings that include the entire team. Teams will (separately or collaboratively) provide status reports at similar cadence.

At least bi-annually, the Executive Sponsors will, together with appropriate team members, meet to review progress and discuss outstanding issues or proposed changes in direction or priority. These checkpoints will provide a mechanism to ensure attention to long-term success, but are not intended to delay important decision-making or limit communication between team members in any way.

Project Roadmap and Schedule

[***]

Note that this project requires a significant amount of R&D, and strong emphasis will be placed on pivoting quickly and not being tied to a preconceived path. This roadmap is thus an example of how we expect this project may proceed.

Year 1

[***]

Year 2-3

[***]

Year 4-6

[***]

Year 10

[***]

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Certain information, as identified by [***], has been excluded from this agreement because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Escalation Procedures

The Parties will work together to resolve disputes that may arise under this Agreement in a collaborative fashion. If a dispute arises that the Parties are unable to resolve in their normal course of operations, then, except with respect to issues described in Section 7 of this Exhibit C, each Party agrees to use the escalation process described in Section 2 through Section 4 of this Exhibit C (“Formal Escalation”) to resolve the dispute (an “Escalated Dispute”) and each Party agrees to suspend pursuit of any other remedies to which it may be entitled with respect to the Escalated Dispute until completion of Formal Escalation.

1.	Relationship Managers. As of the Effective Date, each Party has designated the following individual to serve as its Relationship Manager:

Adaptive Relationship Manager:

Microsoft Relationship Manager:

2.

Notice of Formal Escalation. One Party ‘s Relationship Manager will provide written notice to the other Party’s Relationship Manager that they wish to invoke Formal Escalation (“Notice of Escalation”).

3.

First Negotiation Period. During the fifteen (15) calendar days immediately following receipt of the Notice of Escalation, or such other time period on which the Parties agree in writing (such period, the “First Negotiation Period”), each Party will have its Relationship Manager engage in good faith negotiations (in person or by phone) with the other Party’s Relationship Manager to resolve the Escalated Dispute.

4.

Escalation to Supporting Sponsors. If the Escalated Dispute is not resolved by the end of the First Negotiation Period, then each Party will have a senior executive promptly engage in good faith negotiations with the other Party’s senior executive (in person, unless otherwise agreed in writing by the Parties) during the fifteen (15) calendar days immediately following the end of the First Negotiation Period, or such other time period on which the Parties agree in writing, to resolve the Escalated Dispute (such period, the “Second Negotiation Period”).

5.

Resolved Disputes. If the Escalated Dispute is resolved at any stage during Formal Escalation then, as appropriate, the Relationship Managers will oversee implementation of the decision of the Parties resolving the dispute, provided, however, that any amendment, modification or alteration of or any waiver under this Agreement shall comply with the provisions set forth in Section 12.12 of this Agreement.

6.

Unresolved Disputes. If the Escalated Dispute is not resolved by the end of the Second Negotiation Period, then each Party will be entitled to pursue any remedy to which such Party is entitled under this Agreement, at law or in equity.

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7.

Exclusions from Formal Escalation. Formal Escalation will not apply to or limit the right of a Party: (i) to seek a temporary restraining order or other provisional remedy to preserve the status quo or to prevent irreparable harm; or (ii) to exercise its termination rights under Section 11 of this Agreement.

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Exhibit D

Non-Disclosure Agreement

Microsoft

Non-Disclosure Agreement

This Non-Disclosure Agreement (“agreement”) is between the patties signing below. “We,” “us” and “our” refer to both of the patties signing below and our respective affiliates.

COMPANY AND ITS AFFILIATES or INDIVIDUAL: Adaptive Biotechnologies	MICROSOFT CORPORATION AND ITS AFFILIATES
Address: 1551 Eastlake Ave E	One Microsoft Way Redmond, WA 98052-6399
Seattle, WA 98102
USA	USA

Sign: /s/ Gene DeFelice	/s/ Lucy Bassli

Print Name: GENE DEFELICE	Lucy Bassli (CELA)
Print Title: Senior Vice President, General Counsel
Signature Date:7/21/17	21-Jul-17

For information about this agreement, contact the Microsoft Contact, Vikram Dendi.

1.    The purpose of this agreement. This agreement allows us to disclose confidential information to each other, to our own affiliates and to the other’s affiliates, under the following terms. An “affiliate” is any legal entity that one of us owns, that owns one of us or that is under common control with one of us. “Control” and “own” mean possessing a 50% or greater interest in an entity or the right to direct the management of the entity.

2.    Confidential information.

a.    What is included. “Confidential information” is non-public information, know-how and trade secrets in any form that:

•	Are designated as “confidential”; or

•	A reasonable person knows or reasonably should understand to be confidential.

b.    What is not included. The following types of information, however marked, are not confidential information. Information that:

•	Is, or becomes, publicly available without a breach of this agreement;

•	Was lawfully known to the receiver of the information without an obligation to keep it confidential;

•	Is received from another source who can disclose it lawfully and without an obligation to keep it confidential;

•	Is independently developed; or

•	Is a comment or suggestion one of us volunteers about the other’s business, products or services.

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3.    Treatment of confidential information.

a.	In general. Subject to the other terms of this agreement, each of us agrees:

•	We will not disclose the other’s confidential information to third parties; and

•	We will use and disclose the other’s confidential information only for purposes of our business relationship with each other.

b.	Security precautions. Each of us agrees:

•	To take reasonable steps to protect the other’s confidential information. These steps must be at least as protective as those we take to protect our own confidential information;

•	To notify the other promptly upon discovery of any unauthorized use or disclosure of confidential information; and

•	To cooperate with the other to help regain control of the confidential information and prevent further unauthorized use or disclosure of it.

c.	Sharing confidential information with affiliates and representatives.

•	A “representative” is an employee, contractor. advisor or consultant of one of us or one of our respective affiliates.

•

Each of us may disclose the other’s confidential information to our representatives (who may then disclose that confidential information to other of our representatives) orly if those representatives have a need to know about it for purposes of our business relationship with each other. Before doing so, each of us must:

•	ensure that affiliates and representatives are required to protect the confidential information on terms consistent with this agreement; and

•	accept responsibility for each representative’s use of confidential information.

•

Neither of us is required to restrict work assignments of representatives who have had access to confidential information. Neither of us can control the incoming information the other will disclose to us in the course of working together, or what our representatives will remember, even without notes or other aids. We agree that use of information in representatives’ unaided memories in the development or deployment of our respective products or services does not create liability under this agreement or trade secret law, and we agree to limit what we disclose to the other accordingly.

d.

Disclosing confidential information if required to by law. Each of us may disclose the other’s confidential information if required to comply with a court order or other government demand that has the force of law. Before doing so, each of us must seek the highest level of protection available and, when possible, give the other enough prior notice to provide a reasonable chance to seek a protective order.

4.     Length of confidential information obligations.

a.

Termination. This agreement continues in effect until one of us terminates it. Either of us may terminate this agreement for any reason by providing the other with 30 days’ advance written notice. Termination of this agreement will not change any of the rights and duties made while this agreement is in effect.

b.

No other use or disclosure of confidential information. Except as permitted above, neither of us will use or disclose the other’s confidential information for five years after we receive it. The five-year time period does not apply if applicable law requires a longer period.

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5.    General rights and obligations.

a.

Law that applies; jurisdiction and venue. The laws of the State of Washington govern this agreement. If federal jurisdiction exists, we each consent to exclusive jurisdiction and venue in the federal courts in King County, Washington. If not, we each consent to exclusive jurisdiction and venue in the Superior Court of King County, Washington.

b.	Compliance with law. Each of us will comply with all export laws that apply to confidential information.

c.	Waiver. Any delay or failure of either of us to exercise a right or remedy will not result in a waiver of that, or any other, right or remedy.

d.

Money damages insufficient. Each of us acknowledges that money damages may not be sufficient compensation for a breach of this agreement. Each of us agrees that the other may seek court orders to stop confidential information from becoming public in breach of this agreement.

e.	Attorneys’ fees. In any dispute relating to this agreement the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

f.	Transfers of this agreement. If one of us transfers this agreement, we will not disclose the other’s confidential information to the transferee without the other’s consent.

g.

Enforceability. If any provision of this agreement is unenforceable, the parties (or, if we cannot agree, a court) will revise it so that it can be enforced. Even if no revision is possible, the rest of this agreement will remain in place.

h.

Entire agreement. This agreement does not grant any implied intellectual property licenses to confidential information, except as stated above. We may have contracts with each other covering other specific aspects of our relationship (“other contracts”). The other contract may include commitments about confidential information, either within it or by referencing another non-disclosure agreement. If so, those obligations remain in place for purposes of that other contract. With this exception, this is the entire agreement between us regarding confidential information. It replaces all other agreements and understandings regarding confidential information. We can only change this agreement with a signed document that states that it is changing this agreement.

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